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                                                                    EXHIBIT 23.3

                                   [RHK LETTERHEAD]



April 14, 2000


James Randall
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304


Dear Mr. Randall:


This letter is to provide you with permission to use the following quote:

"According to RHK, a market research and consulting firm, Internet traffic will increase 4,600% between 1999 and 2003."


Yours sincerely,



/s/ Robert Bush
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Robert Bush
Client Services Manager